Exhibit 19

Schedule of Transactions

Shamrock Activist Value Fund, L.P.
Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/03/09	32,464	$5.1022	$165,637
06/04/09	74,916	$4.9864	$373,564
06/05/09	29,268	$4.9002	$143,419

Total:	136,648		$682,620

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/03/09	18	$5.1022	$92
06/04/09	42	$4.9864	$209
06/05/09	16	$4.9002	$78

Total:	76		$379

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/03/09	18	$5.1022	$92
06/04/09	42	$4.9864	$209
06/05/09	16	$4.9002	$78

Total:	76		$379

*	Excludes Brokerage Commissions